Exhibit 99.1

Callon Petroleum Company Provides Post-Hurricane Update And Revised Production Guidance
Natchez, MS (September 12, 2012) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today provided an update regarding the impact of hurricane Isaac on the Company's Gulf of Mexico (“GoM”) operations.
Following site visits, Callon has determined that damage to its producing facilities in the Gulf of Mexico was minimal. The Company's shallow water production has been restored to pre-hurricane levels and deepwater production is in the final stages of returning to normal operations. The Company expects its total net GoM production to be restored to a pre-hurricane rate of approximately 2,850 barrels of oil equivalent per day (“Boepd”) in the next few days.
The Company does not forecast the potential impacts of weather disruptions in the GoM in establishing production guidance. The impact of the hurricane disruption on third quarter production guidance is currently estimated to be approximately 200 Boepd. Given this unanticipated production downtime, combined with 45 to 60 days of additional work to establish facilities for scheduled Permian completions, the Company is reducing its third quarter production guidance range to 4,300 - 4,600 Boepd. Callon recently completed its second horizontal well at East Bloxom, which is currently flowing back, and is in the process of completing its five-well inventory at Pecan Acres.
For calendar year 2012, the combined impact of the hurricane downtime and delays in restoring the East Cameron 257 field to production is currently estimated to be 125 Boepd. The Company is reducing its guidance range for the year to 4,350 - 4,650 Boepd, which reflects these offshore production impacts and additional time to develop infrastructure in Borden County to accommodate completion activities. Callon recently completed the drilling of its first horizontal Cline shale well with a lateral length of 6,679 feet and plans to complete the well in October, with first production anticipated in November.
Callon is also introducing a fourth quarter production guidance range of 4,800 - 5,200 Boepd based on its updated drilling and completion schedule.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.
This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News Releases" link on the top of the homepage.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding estimates of future production rates, the timing of onshore drilling and completion activities, and commencement of shut-in offshore production, as well as statements including the words “believes,” “expects,” “plans” and words of similar meaning. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC`s website at www.sec.gov.
For further information contact
Rodger W. Smith, 1-800-451-1294